Exhibit 10.1

TERMINATION of INTERIM CEO SERVICES AGREEMENT

This Termination Agreement (the “Termination Agreement”) is made effective as of September 10, 2026 (the “Termination Date”) between RAINMAKER WORLDWIDE INC., a Nevada corporation (the “Company”), and LARCHWOOD MANAGEMENT PARTNERS INC. (“Larchwood”).

WHEREAS, the Company and Larchwood are parties to an Interim Chief Executive Officer Services Agreement made as of April 30, 2026 and effective May 1, 2026 (the “Interim Agreement”), pursuant to which Larchwood provided the services of Michael O’Connor as Interim Chief Executive Officer of the Company;

WHEREAS, Michael O’Connor has resigned as Interim Chief Executive Officer effective September 10, 2026; and

WHEREAS, the Company and Larchwood wish to terminate the Interim Agreement and establish the final amounts payable under that agreement through the Termination Date.

NOW THEREFORE, in consideration of the mutual agreements below, the parties agree as follows:

1. Termination of Interim Agreement

The Interim Agreement is terminated by mutual agreement effective on the Termination Date. The parties waive any notice period that might otherwise apply to termination by Larchwood. No further monthly service fees shall accrue under the Interim Agreement after the Termination Date.

2. Final Amounts Under Interim Agreement including Ongoing Interest

The parties agree that Schedule A attached to this Termination Agreement sets out the fees accrued under the Interim Agreement through the Termination Date and the calculation of the remaining amount payable by the Company after giving effect to payments previously made, approved unreimbursed expenses and any other agreed adjustments. The completed Net Amount Outstanding shown on Schedule A will constitute the final amount payable under the Interim Agreement, subject to correction of manifest arithmetic error.

Interest shall continue to accrue at the rate of 10% per annum on the total unpaid balance set forth in Schedule A, including unpaid compensation, fees, reimbursable expenses and other amounts owing as of the Termination Date, until such amounts are paid in full.

Nothing in this Termination Agreement shall accelerate, extinguish or otherwise modify such payment rights unless expressly stated herein.

The Company will pay the Net Amount Outstanding in accordance with the Company’s available cash resources and ordinary payment procedures, unless the parties insert a different payment arrangement in Schedule A or otherwise agree in writing.

3. Expenses and Additional Compensation

Except for approved unreimbursed business expenses specifically included in Schedule A, Larchwood confirms that no bonus, equity compensation, stock options or other additional compensation is due under the Interim Agreement.

4. Transition; Company Records and Property

Larchwood will cause Michael O’Connor to reasonably cooperate with the Company in an orderly transition of executive responsibilities and will return or transfer Company books, records, correspondence, credentials and other Company property in its possession or control, subject to any lawful record-retention requirement.

5. Continuing Obligations

Confidentiality, intellectual-property, indemnification, Company-record and other provisions of the Interim Agreement that by their nature or express terms are intended to survive termination will continue in accordance with their terms.

6. Release Limited to Interim Agreement

Upon payment in full of the completed Net Amount Outstanding in Schedule A, each party releases the other from claims for additional compensation, fees or expenses arising solely under the Interim Agreement through the Termination Date, except for obligations expressly stated in this Termination Agreement, obligations that survive termination, and matters excluded by Section 4 above. This limited release does not apply to fraud, intentional misconduct or a breach of this Termination Agreement.

7. Authority; Entire Agreement; Counterparts

Each person signing below represents that he is authorized to bind the party on whose behalf he signs. This Termination Agreement, including Schedule A, constitutes the entire agreement of the parties concerning termination of the Interim Agreement and may be amended only in writing signed by both parties. It may be executed in counterparts and by electronic signature.

IN WITNESS WHEREOF, the parties have executed this Termination Agreement effective as of the Termination Date.

RAINMAKER WORLDWIDE INC.		LARCHWOOD MANAGEMENT PARTNERS INC.

By:	/s/ Michael O’Connor	By:	/s/ Michael O’Connor
Name:	Michael O’Connor	Name:	Michael O’Connor
Title:	Director	Title:	President

SCHEDULE A

FINAL AMOUNTS UNDER INTERIM CEO AGREEMENT

Termination Date: September 10, 2026

The parties agree, solely for purposes of this termination, to prorate the September monthly fee through September 10, 2026 on a 10/30-day basis.

Description	CAD	USD
May 1-31, 2026 service fee		$2,500.00
June 1-30, 2026 service fee		2,500.00
July 1-31, 2026 service fee		2,500.00
August 1-31, 2026		2,500.00
September 1-10, 2026 prorated service fee (10/30 × $2,500)		833.33
Gross service fees accrued through Termination Date		$10,833.33
Less: service-fee payments previously received		nil
Add: approved unreimbursed business expenses	$139.41
AMOUNT OUTSTANDING	$139.41	$10,833.33

The amount shown above is limited to amounts arising under the Interim Agreement effective May 1, 2026.

Interest shall accrue on the unpaid balance herein, at the rate of 10% per annum commencing September 11, 2026.